Exhibit (a)(1)(xxiv)
COMMUNICATION TO ELIGIBLE EMPLOYEES OF RF MICRO DEVICES, INC.
DATED JULY 29, 2009

Date:	July 29, 2009
To:	RFMD Eligible Employees
From:	Bob Bruggeworth, President and CEO
Subject:	Option Exchange Program Approved by Shareholders
RFMD’s Board of Directors and executive management are pleased to announce that Proposal 2 set forth in RFMD’s 2009 proxy statement, relating to RFMD’s Option Exchange Program, was approved by the shareholders today at RFMD’s annual meeting. This Program, which has been open to participation by Eligible Employees since July 10, 2009 (subject to shareholder approval, which was obtained today), will remain open until 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009, subject to the conditions set forth in the Offer to Exchange.
If you wish to participate in the Program and have not done so already, you must ensure that we receive your properly completed Election Form (whether submitted electronically through the Option Exchange Program website at www.rfmdoptionexchange.com or in paper form) by 9:00 A.M. Eastern Daylight Time on Friday, August 7, 2009.
As a reminder, in order to access the Option Exchange Program website you need (i) your user name (which is your SSN (U.S. Employees) or your Fidelity Participant ID (Non-U.S. Employees)) and (ii) your password. Please note that your initial password is the first four characters of your last name, which you will be forced to change once you log on to the website.
If you have any questions about the administrative procedures involved in the Option Exchange Program:
•	U.S. Employees may call a representative of Fidelity Stock Plan Services at 1-800-544-9354, between the hours of 5:00 P.M. Sunday and midnight Friday, Eastern Daylight Time, excluding holidays of the New York Stock Exchange.

•	Non-U.S. Employees may call a representative of Fidelity Stock Plan Services at 1-800-544-0275, after first dialing your country’s access telephone number for calls to the United States, between the hours of 8:00 A.M. and 8:00 P.M., local time, Monday through Friday, excluding holidays of the New York Stock Exchange.
If you have questions about the Option Exchange Program, please contact RFMD’s Treasury Department via e-mail to “Option Exchange Coordinator” at OEC@rfmd.com or via fax to (336) 678-0360.
The Board and management at RFMD believe recruiting top talent, fostering an environment of creativity and efficiency, and providing an attractive incentive structure will help ensure the success of RFMD over the long term. We are committed to all of our employees and believe that our employees are our most valuable asset.
Sincerely,
Bob Bruggeworth
President and CEO